March 23, 2017

StrongVest ETF Trust
131 Plantation Ridge Drive, Suite 100
Mooresville, NC 28117

Dear Board Members:

This letter is in response to your request for our opinion in connection with the filing of Pre-Effective Amendment No. 2 to the Registration Statement, File Nos. 333- 212321 and 811- 23196 (the "Registration Statement"), of the CWA Income ETF (the “Fund”), a series of StrongVest ETF Trust (the "Trust").

We have examined a copy of the Trust's Agreement and Declaration of Trust, the Trust's By-laws, the Trust's record of the various actions by the Trustees thereof, and all such agreements, certificates of public officials, certificates of officers and representatives of the Trust and others, and such other documents, papers, statutes and authorities as we deem necessary to form the basis of the opinion hereinafter expressed. We have assumed the genuineness of the signatures and the conformity to original documents of the copies of such documents supplied to us as copies thereof.

Based upon the foregoing, we are of the opinion that, after Pre-Effective Amendment No. 2 is effective for purposes of applicable federal and state securities laws, the shares of the Fund, if issued in accordance with the then current Prospectus and Statement of Additional Information of the Fund, will be legally issued, fully paid and non-assessable.

We hereby give you our permission to file this opinion with the U.S. Securities and Exchange Commission as an exhibit to Pre-Effective Amendment No. 2 to the Registration Statement. This opinion may not be filed with any subsequent amendment, or incorporated by reference into a subsequent amendment, without our prior written consent. This opinion is prepared for the Trust and its shareholders, and may not be relied upon by any other person or organization without our prior written approval. We hereby consent to your filing this letter with the U.S. Securities and Exchange Commission together with the Registration Statement and to the use of our name of our firm and to the reference to our firm in the Prospectus and the Statement of Additional Information for the Fund, which is included in the Registration Statement.

Very truly yours,

/s/ Thompson Hine LLP
 Thompson Hine LLP